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                                                  [RECYCLE LOGO] Form 813 (8-95)


                     SURETYSHIP AND SUBORDINATION OF CLAIMS


TO: ROYAL BANK OF CANADA

SURETYSHIP

(a)  OBLIGATIONS GUARANTEED

The undersigned and each of them (if more than one) (the "Guarantor", and collectively the "Guarantors"), guarantees payment on demand to Royal Bank of Canada (the "Bank") of all debts and obligations, present or future, direct or indirect, conditional or unconditional, matured or not, which

          VACCINS NORD--AMERICAINS INC. / NORTH AMERICAN VACCINE, INC.
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(the "Client") may owe to the Bank at any time whatsoever, whether such debts and obligations

        --  result from agreements or transactions

            --  between the Bank and the Client, or

            -- between the Client and a third party but through which the Bank may become the Client's creditor,

        --  or arise in any other manner,

in the country in which this suretyship is given or elsewhere, whether the Client is bound alone or with others, as principal debtor or as guarantor.

Such debts and obligations of the Client are hereinafter referred to as the "Obligations".

(b)  AMOUNT OF THE SURETYSHIP

The Guarantor's liability, or if several Guarantors their total liability, under this suretyship shall be limited to an amount of SIX MILLION US DOLLARS
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(US $6,000,000.00) dollars plus interest from the date the Bank makes a demand
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for payment from a Guarantor at the US Base Rate* plus 2.65% percent per annum
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both before and after judgment.

"US Base Rate" means the annual rate of interest announced from time to time by the Bank as a reference rate in effect for determining the interest rates applicable to US dollar commercial loans made in Canada.

*Insert the rate over Prime, or, in the case of a fixed rate, delete the words "the Bank's Prime Rate plus" and insert the applicable rate.

SUBORDINATION OF CLAIMS

Each Guarantor subordinates its claims, present and future, against the Client to the Obligations, so as to enable the Bank in all circumstances to be fully paid the Obligations in priority over such claims. Any payment received by a Guarantor with respect to such claims shall be received on behalf of the Bank and shall be remitted to the Bank immediately. Such remittance shall not constitute a full or partial discharge of the liability of any Guarantor hereunder.

This subordination is independent of the suretyship hereunder and shall remain in effect notwithstanding the termination of the suretyship with respect to one or more Guarantors.


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GENERAL PROVISIONS

1. SOLIDARY LIABILITY

   1.1 BETWEEN THE CLIENT AND THE GUARANTORS

       The Obligations of the Client and the undertakings of each Guarantor hereunder toward the Bank shall be solidary.

   1.2 BETWEEN THE GUARANTORS

       If there is more than one Guarantor, their undertaking hereunder shall be solidary.

2. RIGHTS OF THE BANK

   2.1 TRANSACTIONS WITH THE CLIENT AND WITH THIRD PARTIES

       The Bank may grant to the Client or to third parties, including to another Guarantor who is a signatory to this or another suretyship, delays for performance, renewals, prorogations, extensions of time, releases and discharges; the Bank may accept from them security, including other suretyships; it may surrender to them all or part of such security, including that currently existing; it may abstain from taking security or from realizing thereon; it may cease or abstain from granting them credit, loans or advances; it may make compromises and deal with them and surrender any security; the whole as the Bank may deem appropriate, without having to obtain consent from any Guarantor and without diminishing or modifying its liability under this agreement.

       Loss of any security held by the Bank from the Client or from third parties, whether it results from an act or an omission by the Bank or otherwise, shall not diminish nor modify the liability of any Guarantor under this agreement.

   2.2 IMPUTATION OF MONIES RECEIVED

       The Bank may apply any payment it receives and any product of realization on security it holds to the portion of the Obligations it deems appropriate, including the portion which is not guaranteed by this suretyship; it may also, at its discretion, change such application; the whole without diminishing the liability of any Guarantor under this agreement.

3. CONTINUOUS SURETYSHIP

   This suretyship is continuous. It shall subsist notwithstanding the total or partial discharge of the Obligations from time to time. It secures the ultimate balance owing to the Bank by the Client.

4. RENUNCIATION TO BENEFIT OF DISCUSSION

   Each Guarantor renounces to the benefit of discussion; thus, the Bank shall not be obliged to exercise its remedies against the Client or against the Client's property before seeking performance of the Obligations of a Guarantor hereunder.

5. RENUNCIATION TO BENEFIT OF DIVISION

   Each Guarantor renounces to the benefit of division; thus, the Bank will not be obliged to divide its action nor to reduce it to the amount of the share of each Guarantor when exercising its rights pursuant to this suretyship.

6. TERMINATION OF THE SURETYSHIP

   6.1 REVOCATION

       Each Guarantor may, by written notice to the manager of the branch or agency of the Bank which has received this suretyship agreement, terminate its liability under this suretyship with respect to future Obligations, but not with respect to the Obligations existing on the date of receipt of such notice, even if such Obligations are not exigible at such time; furthermore, notwithstanding the receipt of such notice, the Bank has the right to comply with the demands of the Client based on express or tacit agreements entered into prior to the receipt of such notice and any Obligation resulting therefrom shall be covered by this suretyship.

   6.2 DEATH

       The death of a Guarantor shall terminate this suretyship and the liability of the Guarantor's succession for future Obligations, but shall not terminate it with respect to the Obligations existing on the date on which the death occurred, even if such Obligations are not exigible at such time; furthermore, notwithstanding the death, the Bank has the right to comply with the demands of the Client based on express or tacit agreements entered into prior to the occurrence of the death, and any Obligation resulting therefrom shall be covered by this suretyship.

   6.3 EFFECT ON OTHER GUARANTORS

       In the event this suretyship is terminated with respect to one or several Guarantors, for a reason stated hereinabove or otherwise, it shall remain in effect for the remaining Guarantors.

7. NON-DISCHARGING EVENTS

   7.1 GENERAL

       This suretyship and this subordination agreement shall remain in effect notwithstanding:

       - the change of name of the Client,

       - the merger of the Client with another legal person,

       - if the Client is a partnership, a change in its composition, business or purpose,

       - if the Client is a legal person, a change in its purpose, capital structure, charter or business

       The term "Client" shall then be deemed to include, for the purposes of this agreement, such new name, the legal person resulting from such merger, or such partnership or legal person so modified.

   7.2 SURETYSHIP ATTACHED TO THE PERFORMANCE OF DUTIES

       If this suretyship is attached to the performance of special duties of any Guarantor, termination of such duties shall not have the effect of terminating this suretyship.

   7.3 INCAPACITY OF THE CLIENT

       The Obligations are guaranteed by this suretyship notwithstanding any incapacity or inability of the Client or of its directors, partners or agents, or the absence of juridical personality of the Client, or the fact that legal action cannot be brought against the Client, or any irregularity or defect in the formation of the Obligations, whether or not the Bank is aware of it.

8. POSTPONEMENT OF SUBROGATION

   Each Guarantor agrees to refrain from exercising its right of subrogation until the Bank receives full payment of the Obligations.

9. INDEPENDENCE OF THE SURETYSHIP

   This suretyship is in addition to all other suretyships and undertakings given or made by whomsoever to the Bank with regard to the Client. However, it is in substitution for any suretyship surrendered by the Bank in consideration of establishing this suretyship.

10. STATEMENTS OF ACCOUNT

   Any statement prepared by the Bank shall be accepted by the Guarantors as conclusive evidence of the amount owing by the Client to the Bank on the date of such statement.

11. EFFECTIVE DATE

   This agreement is binding upon all its signatories, even if one or more intended signatories did not execute it.

   The possession by the Bank of this agreement constitutes conclusive evidence that the latter was not delivered on the understanding that it would only come into effect after certain prior or subsequent conditions were met unless, at the time the Bank takes delivery of it, each of the signatories obtains from the manager of the branch or agency of the Bank taking delivery of this agreement a letter establishing the conditions pursuant to which it was delivered and, if applicable, those which must be complied with prior to the agreement taking effect.

12. DEMAND FOR PAYMENT

   A demand for payment shall be deemed to have been made to any Guarantor when a stamped envelope containing such demand and addressed to such Guarantor is mailed to the latter's last address known to the Bank.

   In the event that a Guarantor dies, a demand for payment mailed as aforesaid and addressed to any one of the heirs, executors, liquidators, administrators or legal representatives of such Guarantor at the last address of the deceased Guarantor known to the Bank, shall be deemed to have been made to all of them.

   When it deems it necessary for the protection of its interests, the Bank may avail itself of its rights resulting from this suretyship without being required to make a prior demand for payment.

13. PLACE OF PAYMENT

   All payments hereunder shall be made to the Bank, at one of its branches or agencies.



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14. ENTIRE AGREEMENT

    7. NON-DISCHARGING EVENTS

       7.1 GENERAL

           This suretyship and this subordination agreement shall remain in effect notwithstanding:

           - the change of name of the Client,

           - the merger of the Client with another legal person,

           - if the Client is a partnership, a change in its composition, business or purpose,

           - if the Client is a legal person, a change in its purpose, capital structure, charter or business.

           The term "Client" shall then be deemed to include, for the purposes of this agreement, such new name, the legal person resulting from such merger, or such partnership or legal person so modified.

       7.2 SURETYSHIP ATTACHED TO THE PERFORMANCE OF DUTIES

           If this suretyship is attached to the performance of special duties of any Guarantor, termination of such duties shall not have the effect of terminating this suretyship.

       7.3 INCAPACITY OF THE CLIENT

           The Obligations are guaranteed by this suretyship notwithstanding any incapacity or inability of the Client or of its directors, partners or agents, or the absence of juridical personality of the Client, or the fact that legal action cannot be brought against the Client, or any irregularity or defect in the formation of the Obligations, whether or not the Bank is aware of it.

   8. POSTPONEMENT OF SUBROGATION

      Each Guarantor agrees to refrain from exercising its right of subrogation until the Bank receives full payment of the Obligations.

   9. INDEPENDENCE OF THE SURETYSHIP

      This suretyship is in addition to all other suretyships and undertakings given or made by whomsoever to the Bank with regard to the Client. However, it is in substitution for any suretyship surrendered by the Bank in consideration of establishing this suretyship.

  10. STATEMENTS OF ACCOUNT

      Any statement prepared by the Bank shall be accepted by the Guarantors as conclusive evidence of the amount owing by the Client to the Bank on the date of such statement.

  11. EFFECTIVE DATE

      This agreement is binding upon all its signatories, even if one or more intended signatories did not execute it.

      The possession by the Bank of this agreement constitutes conclusive evidence that the latter was not delivered on the understanding that it would only come into effect after certain prior or subsequent conditions were met unless, at the time the Bank takes delivery of it, each of the signatories obtains from the manager of the branch or agency of the Bank taking delivery of this agreement a letter establishing the conditions pursuant to which it was delivered and, if applicable, those which must be complied with prior to the agreement taking effect.

  12. DEMAND FOR PAYMENT

      A demand for payment shall be deemed to have been made to any Guarantor when a stamped envelope containing such demand and addressed to such Guarantor is mailed to the latter's last address known to the Bank.

      In the event that a Guarantor dies, a demand for payment mailed as aforesaid and addressed to any one of the heirs, executors, liquidators, administrators or local representatives of such Guarantor at the last address of the deceased Guarantor known to the Bank, shall be deemed to have been made to all of them.

      When it deems it necessary for the protection of its interests, the Bank may avail itself of its rights resulting from this suretyship without being required to make a prior demand for payment.

  13. PLACE OF PAYMENT

      All payments hereunder shall be made to the Bank, at one of its branches or agencies.


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